Exhibit 99.1

MEDIA CONTACT	Charles F. Avery, Jr.

TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	August 5, 2015

FreightCar America, Inc. Reports Second Quarter 2015 Results

Highlights

•	Net income of $7.4 million, or $0.60 per diluted share

•	Revenues of $235.6 million on deliveries of 2,611 units

•	Orders for 1,618 railcars received during the quarter

•	Backlog totaling 14,075 railcars valued at $1.26 billion

Chicago, IL, August 5, 2015 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the second quarter ended June 30, 2015, with revenues of $235.6 million and net income of $7.4 million, or $0.60 per diluted share. For the second quarter of 2014, the Company reported revenues of $139.7 million and net income of $1.6 million, or $0.13 per diluted share. Revenues were $92.8 million with a net loss of $2.1 million, or $(0.17) per diluted share, in the first quarter of 2015.

President and Chief Executive Officer Joe McNeely commented, “We delivered significantly improved results in the second quarter, driven by the highest level of railcar deliveries since the second quarter of 2012, improved manufacturing efficiencies at our Shoals facility and a favorable product mix. The additional production capacity at our Shoals facility is now operational and the productivity of our workforce there continues to improve. While we are pleased with the progress that we’ve made at Shoals, we still have areas for improvement and will continue to make long-term investments in the facility and in our people to further improve our productivity.”

McNeely concluded, “Given our improved visibility for production over the remaining five months of 2015, we now expect full-year deliveries to be approximately 9,500 railcars.”

The Company delivered 2,611 railcars in the second quarter of 2015, which included 1,861 new and 750 rebuilt railcars. This compares to 1,635 railcars delivered in the second quarter of 2014, which included 510 new, 325 leased and 800 rebuilt cars. There were 1,059 railcars delivered in the first quarter of 2015, of which 651 were new and 408 were rebuilds. Total manufacturing backlog was 14,075 units at June 30, 2015, compared to 8,493 units at June 30, 2014 and 15,068 units at March 31, 2015. Non-coal cars comprised 12,158 units of the total backlog at June 30, 2015, compared to 4,745 units of the total backlog at June 30, 2014 and 12,224 units at March 31, 2015.

The Manufacturing segment had revenues of $227.0 million in the second quarter of 2015, compared to $128.8 million for the same period of 2014 and $85.1 million in the first quarter of 2015. The Manufacturing segment operating income was $17.2 million in the second quarter of 2015, which included approximately $0.9 million of costs associated with the finalization of the additional production line at Shoals. This compared to Manufacturing segment operating income of $7.4 million in the second quarter of 2014 and Manufacturing segment operating income of $1.9 million for the first quarter of 2015.

Revenues for the Services segment were $8.6 million in the second quarter of 2015, compared to $10.9 million in the second quarter of 2014 and $7.7 million in the first quarter of 2015. The Services segment operating income was $1.5 million in the second quarter of 2015, compared to Services segment operating income of $1.0 million in the second quarter of 2014 and Services segment operating income of $1.2 million in the first quarter of 2015.

Corporate costs were $7.8 million during the quarter ended June 30, 2015, compared to $6.0 million in the same period in the prior year and $6.2 million in the first quarter of 2015.

Cash, cash equivalents, marketable securities and restricted cash were $75.8 million as of June 30, 2015, compared to $167.5 million as of December 31, 2014. The decrease was driven primarily by an increase in inventory to support production requirements and utilization of a customer deposit.

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The Company will host a conference call and live webcast on Thursday, August 6, 2015 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s second quarter 2015 financial results. To participate in the conference call, please dial (800) 230-1096, Confirmation Number 365415. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 365415

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on August 6, 2015 until 11:59 p.m. (Eastern Daylight Time) on September 6, 2015. To access the replay, please dial (800) 475-6701. The replay pass code is 365415. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary and provides railcar maintenance and repairs through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Hastings, Nebraska; Johnstown, Pennsylvania; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2015	2014
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$25,955	$113,532
Restricted cash and restricted certificates of deposit	7,885	6,015
Marketable securities	42,002	47,961
Accounts receivable, net	37,918	4,086
Inventories, net	150,288	82,259
Inventory on lease	—	116
Other current assets	11,141	7,057
Deferred income taxes, net	10,506	12,139

Total current assets	285,695	273,165

Property, plant and equipment, net	49,846	43,239
Railcars available for lease, net	16,247	22,897
Goodwill	22,128	22,128
Deferred income taxes, net	21,317	21,553
Other long-term assets	1,769	2,270

Total assets	$397,002	$385,252

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$65,037	$34,010
Accrued payroll and employee benefits	4,981	6,462
Accrued postretirement benefits	409	409
Accrued warranty	8,657	8,742
Customer deposits	7,271	43,977
Other current liabilities	6,869	4,725

Total current liabilities	93,224	98,325
Accrued pension costs	6,847	7,210
Accrued postretirement benefits, less current portion	74,799	73,474
Deferred income – state incentives, long-term	3,855	—
Accrued taxes and other long-term liabilities	11,083	7,548

Total liabilities	189,808	186,557

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	92,895	100,303
Treasury stock, at cost	(17,535)	(29,971)
Accumulated other comprehensive loss	(23,669)	(24,017)
Retained earnings	155,376	152,253

Total stockholders’ equity	207,194	198,695

Total liabilities and stockholders’ equity	$397,002	$385,252

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands, except for share and per share data)

Revenues	$235,637	$139,688	$328,441	$195,774
Cost of sales	213,831	128,634	302,082	187,872

Gross profit	21,806	11,054	26,359	7,902
Selling, general and administrative expenses	10,924	8,678	19,767	17,081
Gain on sale of railcars available for lease	—	(4)	(1,187)	(18)

Operating income (loss)	10,882	2,380	7,779	(9,161)

Interest expense and deferred financing costs	(58)	(284)	(128)	(570)
Other income	31	13	83	41

Income (loss) before income taxes	10,855	2,109	7,734	(9,690)
Income tax provision (benefit)	3,458	494	2,410	(4,356)

Net income (loss)	$7,397	$1,615	$5,324	$(5,334)

Net income (loss) per common share – basic	$0.60	$0.13	$0.44	$(0.44)

Net income (loss) per common share – diluted	$0.60	$0.13	$0.43	$(0.44)

Weighted average common shares outstanding - basic	12,195,683	11,999,750	12,108,636	11,994,667

Weighted average common shares outstanding - diluted	12,244,468	12,091,052	12,190,154	11,994,667

Dividends declared per common share	$0.09	$0.06	$0.18	$0.12

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands)
Revenues:
Manufacturing	$227,016	$128,756	$312,113	$176,758
Services	8,621	10,932	16,328	19,016

Consolidated revenues	$235,637	$139,688	$328,441	$195,774

Operating Income (Loss):
Manufacturing	$17,235	$7,433	$19,093	$2,399
Services	1,485	984	2,688	644
Corporate	(7,838)	(6,037)	(14,002)	(12,204)

Consolidated operating income (loss)	$10,882	$2,380	$7,779	$(9,161)

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2015	2014
	(In thousands)
Cash flows from operating activities
Net income (loss)	$5,324	$(5,334)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Depreciation and amortization	4,597	4,945
Gain on sale of railcars available for lease	(1,187)	(18)
Deferred income taxes	1,670	(4,448)
Stock-based compensation expense recognized	1,178	1,100
Other non-cash items	1,622	744
Changes in operating assets and liabilities:
Accounts receivable	(33,832)	(6,136)
Inventories	(69,649)	(16,135)
Inventory on lease	116	(8,721)
Other assets	(3,644)	(16,398)
Accounts and contractual payables	30,576	22,063
Customer deposits and other liabilities	(33,007)	(65,836)
Other changes in working capital	(832)	2,861
Accrued pension costs and accrued postretirement benefits	1,310	986

Net cash flows used in operating activities	(95,758)	(90,327)

Cash flows from investing activities

Restricted cash withdrawals	—	2,553
Purchase of restricted certificates of deposit	(2,165)	—
Maturity of restricted certificates of deposit	295	—
Purchase of securities held to maturity	(17,997)	(32,989)
Proceeds from maturity of securities	24,004	24,002
Proceeds from sale of property, plant and equipment and railcars available for lease	7,651	50
Purchases of property, plant and equipment	(10,163)	(5,645)
State incentives received	4,907	—

Net cash flows provided by (used in) investing activities	6,532	(12,029)

Cash flows from financing activities

Stock option exercise	4,885	126
Employee stock settlement	(1,048)	(217)
Excess tax benefit from stock-based compensation	13	—
Cash dividends paid to stockholders	(2,201)	(1,447)
Reduction in customer advance for production of leased railcars	—	(690)

Net cash flows provided by (used in) financing activities	1,649	(2,228)

Net decrease in cash and cash equivalents	(87,577)	(104,584)
Cash and cash equivalents at beginning of period	113,532	145,506

Cash and cash equivalents at end of period	$25,955	$40,922